As filed with the Securities and Exchange Commission on July 27, 1994

                                           Registration No. 33-54417

_____________________________________________________________________


                   SECURITIES AND EXCHANGE  COMMISSION
                          Washington, DC  20549
                                 ________


                             AMENDMENT NO. 1
                                   TO
                                FORM S-3

                          REGISTRATION STATEMENT

                                 under

                       THE SECURITIES ACT OF 1933

                                 _______


                   GENERAL DATACOMM INDUSTRIES, INC.

        (Exact name of registrant as specified in its charter)


          DELAWARE                                        06-0853856
(State or other jurisdiction of the        (IRS Employer Identification No.)
incorporation or organization)

        1579 Straits Turnpike, Middlebury, Connecticut 06762-1299
                               (203) 574-1118

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                HOWARD S. MODLIN, Weisman, Celler, Spett & Modlin,
            445 Park Avenue, New York, New York 10022   (212) 371-5400

         (Name, address and telephone number, including area code, of agent for service).


Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

PROSPECTUS

                              1,250,000 Shares

                     GENERAL DATACOMM INDUSTRIES, INC.

                               COMMON STOCK


This prospectus relates to the offering of 1,250,000 shares of Common Stock ("Shares") of General Datacomm Industries, Inc.
(the "Corporation") which are held by the Selling Stockholders named herein (see "Selling Stockholders").

The Corporation will not receive any proceeds from the sale of Shares by the Selling Stockholders. All expenses incurred in connection with this offering are being borne by the Corporation, other than any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents.

The Selling Stockholders have not advised the Corporation of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in transactions (which may include block transactions) on the New York Stock Exchange, Inc. at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

The Common Stock is traded on the New York Stock Exchange, Inc.
under the symbol "GDC." The last reported sale price of the Common Stock as reported on the New York Stock Exchange, Inc. on
July 26, 1994 was $15.25 per share.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus is July 27, 1994.

                             SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 27th day of July, 1994.


              GENERAL DATACOMM INDUSTRIES, INC.


          Charles P. Johnson, Chairman of the Board


Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                Title                            Date


____________________     Chairman of the Board            July 27, 1994
Charles P. Johnson       and Chief Executive Officer



____________________     Vice President-Finance           July 27, 1994
William S. Lawrence      and Chief Financial Officer



____________________     Corporate Controller             July 27, 1994
William G. Henry         and Principal Accounting Officer



____________________     Director                         July 27, 1994
Howard S. Modlin



___________________      Director                         July 27, 1994
Frederick R. Cronin


___________________      Director                         July   , 1994
Lee M. Paschall


___________________      Director                         July   , 1994
John L. Segall

                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of General DataComm Industries, Inc. and Subsidiaries on Form S-3 (File No. 33-54417) of our reports dated October 21, 1993, except as to the information presented in Notes 2 and 5 of the "Notes to Consolidated Financial Statements," for which the dates are November 24, 1993 and November 30, 1993, respectively, on our audits of the consolidated financial statements and financial statement schedules of General DataComm Industries, Inc. and Subsidiaries as of September 30, 1993 and 1992 and for the years ended September 30, 1993, 1992 and 1991, which reports are incorporated by reference or included in the 1993 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."



                                    COOPERS & LYBRAND


Stamford, Connecticut
July 27, 1994